Exhibit 99.2

Joint News Release
Media Contact: Jennifer Kaminski 920-491-7565	Investor Contact: Jessica VandenHeuval 920-491-7059

Associated Banc-Corp to acquire Bank Mutual Corporation

Green Bay, WI and Milwaukee, WI – July 20, 2017 – Associated Banc-Corp (NYSE: ASB) (“Associated”) and Bank Mutual Corporation (NASDAQ: BKMU) (“Bank Mutual”), jointly announced today that they have entered into a definitive agreement under which Bank Mutual will merge with and into Associated. Bank Mutual’s bank subsidiary will also merge with and into Associated’s bank subsidiary, Associated Bank, N.A. The all stock transaction is valued at approximately $482 million, based on Associated’s July 19, 2017, closing stock price of $24.60 per share.

Associated and Bank Mutual share a proud heritage of serving Wisconsin and other Midwest communities for 156 and 125 years, respectively. Based in Green Bay, Associated Bank N.A. is the largest bank headquartered in Wisconsin. It serves more than one million customers in 100 communities across eight states. Bank Mutual is the holding company for the largest Milwaukee-based bank. It serves more than 120,000 customer accounts through banking locations in Wisconsin and Minnesota. As a result of this transaction, Associated will strengthen its Wisconsin network and expand services into nearly a dozen additional communities.

“We have deep respect for Bank Mutual and its dedicated team of colleagues. Both of our organizations are built around customer-centric strategies and understand the importance of delivering increasing value to customers, colleagues, communities and shareholders,” said Associated president and CEO Philip B. Flynn. “The acquisition of Bank Mutual provides significant opportunity to increase our Wisconsin presence and improve the scale of our operations. Ultimately, this positions us to gain efficiencies while also making investments to better support the customer experience.”

“I am confident the merger will benefit our customers and the communities we serve,” said Bank Mutual president and CEO David Baumgarten. “In addition, Bank Mutual shareholders should benefit from Associated’s strong and consistent financial performance and the potential growth opportunities going forward.”

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, Bank Mutual shareholders will receive 0.422 shares of Associated common stock for each share of Bank Mutual common stock. The per common share consideration is valued at $10.38 per share based on the closing price of Associated common stock on July 19, 2017.

Upon consummation of the merger, Mr. Baumgarten will serve as a consultant to the CEO of Associated. In his new capacity, he will focus on client retention and employee engagement while also serving as an ambassador for the bank’s community involvement. Bank Mutual chairman Michael T. Crowley, Jr. will be appointed to the combined companies’ board of directors.

“I am extremely proud of what we have accomplished at Bank Mutual and look forward to working with the board of directors for the benefit of all our stakeholders as our companies come together,” said Crowley.

The companies’ boards anticipate that shareholders of both companies will benefit from expected cost savings from branch and operational synergies. Due to Associated’s strong presence in Wisconsin, the companies also anticipate significant, ongoing opportunities for employees of both organizations to contribute to the franchise over the long-term. “We typically have around 300 job openings at any given time. We hope to fill these with banking professionals already serving our combined customers and communities,” Flynn said.

Associated and Bank Mutual play an active role in supporting the socioeconomic health of their communities and will continue this commitment in the markets the combined companies will serve. Together, the companies had more than $1billion in lending and investments to minority and low- to-moderate-income customers and communities and provided more than 62,000 hours of volunteer services in 2016.

Subject to customary closing conditions, including regulatory approvals and approval by the Bank Mutual shareholders, the transaction is expected to close in the first quarter of 2018.

Associated expects this acquisition to be accretive to earnings per common share in 2019, excluding one-time charges, and expects the transaction to deliver strong returns on capital. The transaction is expected to produce less than 1% tangible book value per share dilution at closing.

Goldman Sachs & Co. LLC served as financial advisor, and Wachtell, Lipton, Rosen, & Katz served as legal advisor to Associated in this transaction. RBC Capital Markets, LLC served as financial advisor, and Quarles & Brady LLP served as legal advisor to Bank Mutual in this transaction.

Conference Call Information

Associated Banc-Corp will host a conference call for investors and analysts at 4:00 p.m. Central Time (CT) on July 20, 2017. Interested parties can listen to the call live on the internet through the investor relations section of the company's website, http://investor.associatedbank.com or by dialing 877-407-8037. The slide presentation for the call will be available on the company's website just prior to the call. The number for international callers is 201-689-8037. Participants should ask the operator for the Associated Banc-Corp second quarter 2017 earnings call.

An audio archive of the webcast will be available on the company’s website at http://investor.associatedbank.com approximately fifteen minutes after the call is over.

About Associated Banc-Corp

Associated Banc-Corp (NYSE: ASB) has total assets of nearly $30 billion and is one of the top 50 publicly traded U.S. bank holding companies. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

About Bank Mutual Corporation

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank operates banking locations in Wisconsin and Minnesota. More information about Bank Mutual Corporation is available at www.bankmutual.com.

Forward Looking Statements

This joint press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include: management plans relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction; the ability to obtain and required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the proposed transaction; any statements of expectation or belief; projections related to certain financial metrics or other benefits of the transaction; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “plan,” “will,” “would,” “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Associated nor Bank Mutual assumes any duty and does not undertake to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that Associated or Bank Mutual anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Associated’s Annual Report on Form 10-K for the year ended December 31, 2016, those included under Item1A “Risk Factors” in Bank Mutual’s Annual Report on Form 10-K for the year ended December 31, 2016, those disclosed in Associated’s and Bank Mutual’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”), as well as the possibility that expected benefits of the proposed transaction may not materialize in the timeframe expected or at all, or may be more costly to achieve; the proposed transaction may not be timely completed, if at all; that prior to the completion of the proposed transaction or thereafter, Associated’s and Bank Mutual’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the proposed transaction; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ shareholders, customers, employees or other constituents to the proposed transaction; and diversion of management time on merger-related matters. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 will be, considered representative, no such lists should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. For any forward-looking statements made in this joint press release or in any documents, Associated and Bank Mutual claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Associated and Bank Mutual annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Important Additional Information and Where to Find It

In connection with the proposed merger, Associated will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Bank Mutual and a Prospectus of Associated, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF Bank Mutual Corporation ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Associated and Bank Mutual, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Associated Banc-Corp at http://www.associatedbank.com under the heading “About” and then under the heading “Investor Relations” and then under “SEC Filings” or from Bank Mutual Corporation at http://www.bankmutual.com/bank-mutual-corporation/ under the heading “Financial & SEC Reports.” Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, Attention: Investor Relations, Telephone: (920) 491-7059 or to Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, Attention: Michael W. Dosland, Telephone: (414) 354-1500.

Participants in the Solicitation

Associated, Bank Mutual, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Associated’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 14, 2017, and certain of its Current Reports on Form 8-K.

Information regarding Bank Mutual’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on March 8, 2017, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

- 4 -